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                          [SIDLEY & AUSTIN LETTERHEAD]



                              October 20, 1997


Telephone and Data Systems, Inc.
30 North LaSalle Street
Chicago, Illinois  60602

TDS Capital I
TDS Capital II
TDS Capital III
c/o Telephone and Data Systems, Inc.
30 North LaSalle Street
Chicago, Illinois  60602

          Re: $400,000,000 Principal Amount of Trust Originated Preferred Securities (Including Guarantees and Junior Subordinated Deferrable Interest Debentures Related Thereto)
               -------------------------------------------------------------

Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), by Telephone and Data Systems, Inc., an Iowa corporation (the "Company"), in connection with the proposed issuance and sale by the Company from time to time of up to $400,000,000 aggregate principal amount of the Company's Junior Subordinated Deferrable Interest Debentures (the "Debentures"), to be issued in one or more series pursuant to an indenture between the Company and The First National Bank of Chicago, as trustee (the "Indenture"), and by TDS Capital I, TDS Capital II and TDS Capital III, each a business trust created under the laws of the State of Delaware (collectively, the "Issuer Trusts"), in connection with the proposed public offering from time to time in one or more series, of an amount not to exceed $400,000,000 of preferred securities, representing preferred undivided beneficial interests in the assets of the Issuer Trusts (the "Preferred Securities"), to be sold pursuant to one or more Underwriting Agreements filed as an exhibit to the Registration Statement (the "Underwriting Agreement") or otherwise as described in the Registration


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Telephone and Data Systems, Inc.
October 20, 1997
Page 2


Statement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement.

          As described in the Registration Statement, the Company will issue the Debentures from time to time in one or more series to the Issuer Trusts in connection with the issuance of Preferred Securities. Upon the issuance of Preferred Securities by the Issuer Trusts, the proceeds therefrom, together with the capital contribution of the Company, as owner of the common securities of each Issuer Trust, will be used to purchase Debentures. Pursuant to a Guarantee Agreement between the Company and The First National Bank of Chicago, as trustee, the Company will guarantee the payment by each Issuer Trust of distributions that are required to be made from time to time with respect to the Preferred Securities and of amounts due upon liquidation of each Issuer Trust or the redemption of the Preferred Securities (the "Guarantee," or when referred to collectively, the "Guarantees"), all to the extent such Issuer Trust has funds available therefor as set forth in the Guarantees. The Preferred Securities are to be issued by each Issuer Trust pursuant to an Amended and Restated Declaration of Trust, the form of which is filed as an exhibit to the Registration Statement.

          We are familiar with the proceedings to date with respect to the proposed issuance and sale and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          Based on the foregoing, we are of the opinion that:

          Each series of Debentures issued by the Company to an Issuer Trust in connection with the issuance of a series of Preferred Securities issued by such Issuer Trust and the Guarantee relating to such series of Preferred Securities will be legally issued and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act and the Indenture (including any necessary supplemental indenture) and the Guarantee Agreement shall each have been qualified under the Trust Indenture Act of 1939, as amended, and duly executed and delivered by the Company and the Trustee; (ii) a Prospectus Supplement with respect to such series of Debentures and the Guarantee with respect to such series of Preferred Securities shall have been filed (or mailed for filing) with the SEC pursuant to Rule 424 under the Securities Act; (iii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such series of Debentures and the Guarantee with respect to such series of Preferred Securities shall have been duly executed and authenticated as provided in the Indenture and such resolutions and shall have been duly delivered to the purchasers thereof

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Telephone and Data Systems, Inc.
October 20, 1997
Page 3

against payment of the agreed consideration therefor; (v) the Indenture (including any supplemental indenture with respect to such series of Debentures), shall each have been duly authorized, executed and delivered by the Company and duly executed and delivered by The First National Bank of Chicago, as Trustee; (vi) the Guarantee Agreement relating to the Guarantee with respect to a series of Preferred Securities shall have been duly authorized, executed and delivered; (vii) the Amended and Restated Declaration of Trust of the Issuer Trust issuing the Preferred Securities shall have been duly authorized, executed and delivered, and (viii) when the Debentures and Preferred Securities of such series shall have been duly authorized, executed and, in the case of the Debentures, authenticated, and issued in accordance with the terms of the Indenture and the applicable supplemental indenture and delivered against payment therefor in accordance with the terms of the Underwriting Agreement.

          For the purposes of this opinion, we have assumed that there will be no changes in the laws currently applicable to the Company and that such laws will be the only laws applicable to the Company.

          We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Debentures or the Preferred Securities.

          This opinion is limited to the laws of the States of Iowa and New York and the federal laws of the United States of America. With respect to all matters involving the laws of the State of Iowa, we have not made an independent investigation of such laws but have relied exclusively, with your consent, on the opinion dated and delivered to you this date of Nyenaster, Goode, Voigts, West, Hansell & O'Brien, local counsel for the Company, subject to the exceptions, qualifications and limitations therein expressed.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                   Very truly yours,



                                   /s/ Sidley & Austin